Exhibit T3B.8

Six thousand, four hundred and ninety-nine	[handwritten: 6499]

Series “A” No. 3639104

1.	Approve the amendment of the By-laws and the Articles of Incorporation of Boart Longyear S.A. to be consistent with the regulations of the new General Corporations Law, amending the text of the by-law governing the corporation as of its registration with the Corporate Registry.

2.	The text of the new by-law is as follows:

“BOART LONGYEAR S.A. SOCIEDAD ANÓNIMA CERRADA [Closed Corporation] BY-LAWS

TITLE ONE: REGISTERED NAME, OBJECTIVE, REGISTERED ADDRESS AND TERM

ARTICLE 1: The corporate name is “BOART LONGYEAR S.A.C.”

ARTICLE 2: The objective of the corporation is to engage in mercantile activities related but not limited to mining, the provision of subsoil drilling services, purchase and sale of equipment, machinery and supplies, import and export manufactured products, and the representation of foreign business corporations in general. To achieve its objectives, the corporation is authorized to execute and carry out all types of related procedures and contracts.

ARTICLE 3: The corporation shall have its headquarters in the city of Lima. The Board of Directors may authorize the establishment of branches, agencies or other offices in any part of the Republic of Peru or abroad.

ARTICLE 4: The corporation shall have an indefinite term. It started operations on October 1994.

TITLE TWO: CAPITAL STOCK AND SHARES

ARTICLE 5: The capital stock is S/. 8,164,564.00, represented by 8,164,564 common shares with a face value of one new sol each, fully registered and paid.

ARTICLE 6: Each share allows its legal holder to act as a partner and grants said individual or corporation the following minimum rights:

a)	Participate in the distribution of profits and in the net assets of the corporation following its liquidation;

b)	Participate and vote at the General Shareholders’ Assembly;

c)	Control the corporate businesses as set out by the law and by these by-laws;

d)	As set out by the law or by these by-laws, have preferential rights to the following:

(i)	Subscribe shares in cases of capital stock increase and in all other share allocation cases; and

(ii)	Subscribe obligations and other convertible securities or securities that may be convertible into shares;

(iii)	Acquire shares offered in sale by other shareholders, abiding by the preferential rights regulated in Section 12.

e)	Elect the members of the Board of Directors in the manner set out by these by-laws; and

f)	Leave the corporation in the cases and in the manner set out by law.

ARTICLE 7: Share certificates must include:

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a)	The corporation’s name, its address, term, registration date of its articles of incorporation, the Notary registering said document and the particulars of corporate registration in the Registry;

b)	The amount of capital and nominal value of each share;

c)	The number of shares represented by said certificate and the special rights and obligations granted by said shares;

d)	The amount paid for each share or an indication of the share’s fully paid status;

e)	Any liens or charges affecting said share;

f)	Any limitations to its transferability; and

g)	The certificate’s date of issue and number.

The certificate shall be signed by the Chair of the Board of Directors and the General Manager.

ARTICLE 8: The corporation keeps a share record book that indicates the creation, issue, transfers, exchanges and stock splits, the application of rights and liens on shares, transfer restrictions and any agreements executed between shareholders or with third parties in relation to the exercise of the rights appertaining said shares.

ARTICLE 9: The corporation shall deem the individual listed in the share record book as the holder of the share in question. Unless otherwise indicated in a judicial order, in cases when the ownership of a share is in dispute, the individual appearing as the holder on record shall be allowed to exercise the shareholder’s rights applicable to said share.

ARTICLE 10: Shares are indivisible. Joint owners of one share must appoint one individual so that s/he may exercise all partnership rights and answer jointly to the corporation for all obligations derived from his or her status as shareholder. Said appointment must be made in writing prepared by the joint owners who represent more than fifty per cent (50%) of the joint ownership rights, and have their signatures authenticated by a Notary.

ARTICLE 11: All the shares held by the same individual are to be represented by a single individual, save for those shares held individually by different persons but that are registered in the corporate books under the name of a guardian or depository.

ARTICLE 12: Any shareholder wishing to transfer his/her shares entirely or in part to other shareholders or to third parties must inform the corporation in writing, by letter addressed to the General Manager who shall notify the other shareholders within the following ten (10) days, so that within thirty (30) days the other shareholders may exercise their preferential purchase right in proportion to their share in the capital. Shareholders may waive their preferential right in writing. Said document must include the name of the interested party and, in the case of a corporation, its main partners or shareholders, the amount and class of shares to be transferred, as well as their price, payment terms and other terms related to the transfer. If, for any reason, a remnant of the shares is left and there are other shareholders interested in acquiring these, this procedure is repeated again and again until all offered shares are disposed of.

Six thousand, five hundred and one	[handwritten: 6501]

Series “A” No. 3639151

Should part of the shares remain but no interested shareholders, the seller may sell the remaining shares to third parties, always under the same terms and conditions indicated in the offer object of the first notice.

The seller may only transfer shares to third parties, under the conditions indicated, to the corporation twenty (20) days after the notice of share sale issued to the corporation. The above term may be waived if the other shareholders waive their preferential rights.

The sales price made to that third party, payment terms and other terms of this transaction shall be those communicated to the corporation by the shareholder making the offer. If the share transfer is made for compensation other than that of their purchase or sale, or transferred gratuitously, the purchase price to be paid by the shareholders wishing to purchase said shares shall be established by agreement between the parties or, otherwise, by first-rate auditors appointed by the corporation. Any transfer of shares performed other than as indicated in the procedure contained in this article shall be deemed void by the corporation.

ARTICLE 13: In cases where the corporation purchases its own shares following the application of subrogation rights, as set out by Section 239 of the General Corporations Law, the company may then offer said shares in sale back to the shareholders, following, as applicable, the procedure set out in Article 12.

The sales price, payment method and other conditions of this transaction shall be those in force at the time the corporation purchased said shares.

Following the 30 days after the shareholders are informed of the share transfer and said shareholders have not indicated their wish to acquire the shares, or if a share remnant is left, the corporation shall be entitled to dispose of said shares in the manner set out by law.

ARTICLE 14: Share ownership grants the shareholder the rights established by law and by these by-laws, and involves full compliance with the provisions and with all resolutions duly passed by the Board of Directors and at the General Assembly.

TITLE THREE: CORPORATE BODIES

GENERAL ASSEMBLIES

ARTICLE 15: The General Assembly is the highest corporate body. Shareholders gathered at a duly convened meeting having the required quorum may decide on all applicable matters by majority vote, as indicated in these by-laws. All shareholders, including dissenting individuals and those not present at the meeting, are subject to the resolutions passed at the General Assembly.

ARTICLE 16: The General Assembly shall mandatorily convene every year, three months after the ending of the fiscal year, in order to:

a)	Decide on the management of the corporation and the financial results of the ending year, as indicated in the corresponding financial statements;

b)	Determine the distribution of profits, if any;

c)	Elect the members of the Board of Directors and determine their remuneration;

d)	Appoint or delegate the appointment of external auditors to the Board of Directors; said auditors are charged with the evaluation of the corporate financial statements; and

e)	Resolve all other issues indicated in the notice of the meeting.

ARTICLE 17: The General Assembly may gather at any time in order to:

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a)	Dismiss members of the Board of Directors and appoint their replacements;

b)	Amend the By-laws;

c)	Increase or reduce the capital stock;

d)	Issue debentures;

e)	Agree on the disposal, in a single act, of assets whose book value is fifty per cent (50%) higher than the paid capital;

f)	Order the execution of special investigations and audits;

g)	Resolve the transformation, merger, separation, reorganization, dissolution and liquidation of the corporation; and

h)	Indicate, in the cases set out by the laws or by these by-laws, the intervention of the corporation and any other acts required in the interest of the corporation.

ARTICLE 18: The General Assembly shall be convened by the Board of Directors no earlier than ten (10) days of the date set, in the case of an Annual Mandatory Assembly, or three days for all other cases. Notice of the meeting shall be issued by certified mail, fax, e-mail or any other means of communication that allows for an acknowledgment of receipt, addressed for said purpose to the domicile or registered address of the shareholder.

The notice of the meeting must indicate the place, date and time in which the General Assemble shall be held, as well as the issues to be discussed in same. Said notice may include the place, date and time the Assembly may gather for a second time should no quorum be met on the first meeting. The second meeting must be held no less than three and no more than 10 days after the date in which the first meeting was held.

ARTICLE 19: The General Assembly shall be deemed convened and duly constituted to decide on all matters and to pass the corresponding resolutions if a number of shareholders representing all the paid shares with right to vote are present, and they unanimously agree to hold the meeting and its agenda.

ARTICLE 20: Shareholders with a right to vote, with a share registered in their name in the share record book no less than two (2) days before the meeting is held, are entitled to participate in the General Assembly and exercise their rights.

Unless they hold shares, the directors and the General Manager may attend the General Assembly and express their opinions but cast no votes.

ARTICLE 21: Any shareholder entitled to participate in the General Assembly may be represented by another person, whether a shareholder or not.

Said representation must be submitted in writing and be specially issued for each meeting, with the exception of a power of attorney issued by public instrument. Powers of attorney must be registered with the corporation no less than twenty-four (24) hours before the time set out for the General Assembly meeting.

Proxies to the General Assembly meeting may be revoked. In the case of a special power, the personal attendance of the principal revokes said power of attorney, and shall only annul, this one time, the powers granted by public instrument. The terms established herein may not apply to irrevocable powers of attorney.

Six thousand, five hundred and three	[handwritten: 6503]

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ARTICLE 22: Quorum shall be counted and determined at the beginning of the meeting. Once quorum is established, the Chair shall declare the meeting convened. Shares of those shareholders arriving after the meeting has been convened are still entitled to vote.

ARTICLE 23: Other than as established in the article below, the General Assembly meeting shall be duly convened at the first notice when at least fifty per cent (50%) of the registered shares entitled to vote are present in said meeting. For meetings held after the second notice, the participation of any number of registered shares entitled to vote shall be deemed sufficient to convene said meeting.

ARTICLE 24: For the General Assembly to pass valid resolutions related to those issues listed in letters b), c), d), e) and g) of Article 18 of this By-law, at least two thirds (66.6%) of all registered shares entitled to vote must be present following the first summons.

In the case of a second summons, the participation of at least three-fifths (60%) of the registered shares entitled to vote shall be deemed sufficient.

ARTICLE 25: Resolutions are passed by vote of the absolute majority of registered shares entitled to vote present at the meeting. In the case of issues indicated in Article 24 above, said resolution must be passed by no less than the absolute majority of all registered shares entitled to vote.

ARTICLE 26: Should the matters indicated in Article 24 require the adoption of agreements in order to comply with compulsory laws, quorum or the qualified majority established in Articles 24 and 25 of these by-laws shall not be required.

ARTICLE 27: The General Assembly meeting and the resolutions passed therein must be recorded in minutes bearing a summarized report of all events that happened at the meeting, and kept in a book of minutes or in a loose-leaf binder, filed as established by the law.

The minutes must indicate the place, date and time of the meeting, whether it was held after the first or the second notice, the name of all participant shareholders or their proxies, the number and class of shares taking part in the meeting, the name of the Chair and Secretary, an indication of the dates and format of the notices to the meeting; the manner and result of votes and the resolutions passed therein.

When minutes are approved during the same meeting, a record of their approval must be made, and signed at least by the Chair, the Secretary and a shareholder appointed for that purpose. Should the minutes not be approved during the same meeting, two shareholders will be appointed so that the Chair, the Secretary and said shareholders review and approve the minutes within ten days of the corresponding meeting. Said minutes must be made available to the participants and their representatives, who may make comments or express their dissent by notary letter.

In the case of universal assemblies and distance assemblies, the minutes must be signed by all holders of shares entitled to vote.

Six thousand, five hundred and four	[handwritten: 6504]

Series “A” No. 3639157

ARTICLE 28: The Chair of the Board shall lead the General Assembly and the General Manager shall act as Secretary thereof. Should these officers be absent or be unable to perform their duties, the Assembly shall appoint the persons carrying out said duties by majority vote.

CORPORATE MANAGEMENT

ARTICLE 29: The corporation shall be managed by the Board of Directors and the General Manager.

THE BOARD OF DIRECTORS

ARTICLE 30: The Board of Directors shall be comprised of a minimum of three (3) and a maximum of five (5) members, in addition to which deputy directors can be appointed to replace said members in cases of vacancy, absence or disability. The Board of Directors shall determine the number of directors and deputies for any given term.

ARTICLE 31: The Chair of the Board of Directors shall be appointed by the General Assembly. Said officer is responsible for issuing notifications and chairing Board meetings, as well as the representation of the corporation in the country and abroad. The General Assembly shall also elect the Chief Executive Officer, who shall be the highest ranking officer of the corporation and shall have the duties of a General Manager as well as the powers indicated in Section 188 of the law, in addition to those powers bestowed on him or her by the Board of Directors and these by-laws.

ARTICLE 32: Directors, both full-term as well as deputies, are appointed by the General Assembly for three (3) year terms, and may be re-elected indefinitely. Directors may remain in their posts even after their terms have ended, until their replacements are appointed.

Should a replacement not be appointed by unanimous vote, each shareholder may pool their votes in favour of a single person or distribute them among several candidates, and a Director shall be chosen among the candidates with the largest number of votes.

ARTICLE 33: The Board of Directors may hold its meetings at the corporate headquarters or at any other place in the country or abroad. The Chair shall lead the Board of Directors’ meeting or, in his or her absence, the meeting shall be chaired by the person appointed by the Board. The Secretary of that meeting shall be a manager or any officer appointed by the Board for the purpose.

ARTICLE 34: The Board of Directors shall convene at the request of its chair or at the request of any of its members. Notice of said meeting must be issued by hand-delivered letter, by mail, fax or telex, at least three (3) days in advance, and said notice must indicate the agenda to be discussed in said meeting.

Any Director may bring up to the consideration of the Board those issues he or she deems of interest to the corporation.

ARTICLE 35: Quorum for a meeting of the Board of Directors shall be half plus one of its members present; if said number of directors is an odd number, quorum shall be considered as the whole number immediately above half of said number. Each director is entitled to one vote and all resolutions shall be passed by absolute majority of all participating votes.

Six thousand five hundred and five	[handwritten: 6505]

Series “A” No. 3639159

ARTICLE 36: Resolutions passed by unanimous vote of the directors outside any meeting shall be deemed as valid as a resolution passed in a meeting, provided that said resolution is confirmed in writing, is signed by all directors and is recorded or added to the book of minutes.

ARTICLE 37: The Board of Directors may celebrate remote meetings in which absent directors may participate by speakerphone audible to all present, by telecommunication or other electronic written means that allow them to communicate and guarantee the authenticity of their agreements. If a director refuses to use said procedures, the meeting must be held in person.

The minutes shall specify the means used to communicate and the name of the absent directors taking part remotely in the meeting.

ARTICLE 38: The position of director is to be remunerated and the amount of said remuneration must be determined by the Board of Directors. The members of the Board may only participate in the distribution of profits if said profits are deducted from the liquid earnings and, if applicable, after the deduction of the amount corresponding to the legal reserve fund for the corresponding fiscal period.

ARTICLE 39: Resolutions passed by the Board of Directors shall be recorded on notary loose leaf paper and kept in a registered book of minutes, as established by law. If for any reason the resolutions cannot be recorded in said book, they will be recorded in a special document to be transcribed or attached to the book at the earliest possible moment. Minutes must be signed by all participating directors, including those not physically present, as indicated in Article 37.

ARTICLE 40: Save for those matters that the law or these by-laws may assign to the General Shareholders’ Assembly, the Board of Directors has full powers of administration and legal representation required to manage the corporation in accordance with its objective.

ARTICLE 41: The powers of the Board of Directors include but are not limited to:

a)	Regulate its own performance;

b)	Accept the dismissal of its own members and summon deputy Directors to fill any vacancies.

c)	Task one or more of its members with the solution or execution of any given matter, without prejudice to the powers the Board of Directors may grant to any given person;

d)	Submit year-end reports, financial statements and profit distribution plan, if any, to the shareholders every year;

e)	Determine the initiation, continuation, dismissal or execution of any legal and/or administrative procedures, and the submission of any differences to arbitration procedures;

f)	Execute contracts and agreements of any nature whatsoever and settle all types of transactions including but not limited to the establishment of liens and obligations on the property and assets of the corporation, actively or passively lease or sub-lease all types of property, execute option and transfer agreements, grant and revoke bonds and, in general, carry out all actions deemed advisable for the fulfillment of the corporate objectives, and

g)	Declare dividends whenever the Board of Directors orders their distribution.

ARTICLE 42: The favourable vote of two-thirds of the members of the Board of Directors is required for the delegation of any permanent power of the Board of Directors and to appoint the Directors exercising said power. Said act must be recorded in the Corporate Register. The power to submit reports and financial statements to the General Assembly cannot be delegated, nor are the faculties granted by this power to the Board of Directors, unless it is expressly authorized by the General Assembly.

THE MANAGEMENT

ARTICLE 43: In addition to the Chief Executive Officer, the corporation shall have one or more managers appointed by the Board of Directors, to oversee the agreements executed by the corporation and act as its legal representatives, holding the general and special powers established in the Code of Civil Procedure.

The Board of Directors shall determine the regime of powers and the scope of the managers’ functions, attributes and limitations to carry out their duties.

ARTICLE 44: The Chief Executive Officer shall have the following powers:

1)	Sign and execute the regular acts and contracts required for the fulfillment of the corporate objectives;

2)	Participate but not vote in the General Assembly meetings unless otherwise indicated by said Assembly;

3)	Appoint and remove officers and employees and dismiss them from their post, after due notice to the Board of Directors;

Six thousand five hundred and six	[handwritten: 6506]

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4)	Submit the expense budget to the Board of Directors for approval;

5)	Oversee the management of the corporation, being responsible for the control of the employees and the different activities carried out by the corporation;

6)	Issue acknowledgments and certifications related to the content of the books and records of the corporation;

7)	Act as Secretary at shareholder meetings;

8)	Open current accounts and issue cheques for any corporate funds deposited thereto, as well as overdrafts, after due notice to the Board of Directors;

9)	Endorse the cheques issued to the corporation so that they may be deposited to the corporation’s current accounts, after due notice to the Board of Directors;

10)	Execute all types of civil, mercantile or financial contracts related to the corporate objectives.

TITLE FOUR

AMENDMENT OF THE BY-LAWS, INCREASE AND REDUCTION OF CAPITAL STOCK

ARTICLE 45: The following is required for any amendment to these by-laws:

a)	A clear and precise indication in the General Assembly notification, listing the matters the amendment of which shall be submitted to the Assembly’s consideration; and

b)	The resolution needs to be adopted with the participants quorum and the majority of votes indicated in Articles 25 and 26 of these by-laws.

A publication of the meeting’s notice is not required in the cases of universal assemblies.

Provided the same requirements are fulfilled, the General Assembly may delegate on the Board of Directors or the Management the power to amend its articles under the conditions and terms expressly established for said purpose.

ARTICLE 46: All registered shares must first be paid in full before the capital stock can be increased using new contributions or by capitalizing credits against the corporation.

ARTICLE 47: When the law orders changes to the amount held as capital due to the capitalization resulting from the restatement of financial statements, the capital or face value of shares shall be fully amended following the approval of the financial statements indicating said capital amendment by the General Assembly, but each shareholder’s participation shall remain the same. A certified copy of the corresponding record shall suffice for the registration of said amendment.

Six thousand, five hundred and seven	[handwritten: 6507]

Series “A” No. 3639163

ARTICLE 48: In cases of capital increase due to new contributions, shareholders have preferential rights to register in their name and in proportion to the shares they already hold the new shares whose issue is to be authorized. Said right can be transferred without restriction and is incorporated in a certificate of preferential registration containing the details required by law.

ARTICLE 49: The resolution to decrease the capital must indicate the amount of reduction, the manner of execution, the resources against which it is being executed and the respective procedure.

The reduction must affect all shareholders in the proportion of the capital stock they hold, but without affecting the shareholders’ respective percentages.

The capital reduction resolution must be published three (3) times, each publication separated by a 5-day interval.

ARTICLE 50: When the capital reduction involves the reimbursement of contributions or an exemption from the payment of passive dividends, or of any other amount owed as contribution, said procedure may only be carried out thirty (30) days after the last publication of the notice indicated in Article 49 above, unless third parties oppose the reduction of capital.

ARTICLE 51: The reduction of capital shall be mandatory whenever losses have reduced the capital by more than fifty per cent (50%) and this situation remains unresolved for a full fiscal year, unless the corporation has legal or freely available reserve funds, makes new contributions or the shareholders bear said loss and compensate for said situation.

TITLE FIVE

FINANCIAL STATEMENTS AND DISTRIBUTION OF PROFITS

ARTICLE 52: Within a maximum term of forty (40) calendar days from the close of the fiscal year, the Board of Directors must prepare a year-end report, financial statements and a proposal to distribute any available profits, and submit said documents for the approval of the General Assembly.

ARTICLE 53: Financial statements must be prepared and submitted as established by the applicable laws and as indicated by the best accounting practises in Peru, which are to be consistently and adequately applied in order to provide all the information the Peruvian accounting and tax laws may require. The corporation shall take care of all additional reasonable requests for further financial information made by its shareholders, providing them with free copies of the documents indicated by law. The financial statements of the corresponding fiscal year shall be submitted for the review of external auditors, certified in Peru, employed by renowned international auditing firms.

ARTICLE 54: Dividends may only be declared against actual profits or freely available reserve funds, in the manner and opportunity that the General Assembly may determine. Said Assembly may delegate the authority to determine the distribution of definite or provisory dividends against corporate accounts to the Board of Directors, subject to the provisions of the General Corporations Law and the policy established by the General Assembly for said purpose.

Six thousand, five hundred and eight	[handwritten: 6508]

Series “A” No. 3639165

TITLE SIX

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE CORPORATION

ARTICLE 55: The corporation may be dissolved for the reasons established by law or if so decreed by the General Shareholder’s Assembly, especially summoned for said purpose.

ARTICLE 56: The corporation, once dissolved, shall retain its legal nature as needed during the liquidation proceedings. The General Shareholders’ Assembly shall appoint the receivers and their deputies, as well as determine their duties.

ARTICLE 57: Once the corporate assets are distributed, a record of the extinction of the corporation shall be made in the Registry.

TITLE SEVEN

ARBITRATION

ARTICLE 58: Shareholders shall amicably resolve any difference among themselves as well as any differences in the interpretation and application of these by-laws or in the validity of the Articles of Incorporation or the application thereof. If that is not possible, the shareholders agree to submit their differences to the final and irreversible decision of three arbiters, two of whom are to be appointed by each of the parties, and the third appointed by mutual agreement of both parties. Arbitration shall be legal and shall be carried out in Lima, subject to the Arbitration Regulations of the Chamber of Commerce of Lima. Unless the Arbitration Court decides otherwise, all costs and expenses incurred by arbitration shall be borne on equal parts by the parties.

TITLE EIGHT

FINAL PROVISIONS

ARTICLE 59: The provisions set out in the General Corporations Law, Law No. 26887, and the regulations of all applicable national laws shall apply for all those matters not otherwise covered in the Articles of Incorporation and these by-laws.

Let the Notary please include the applicable legal clauses and issue the corresponding copies to the Mercantile Registry of Lima for the registration of this corporate instrument, as set out in the General Corporations Law, Law No. 26887.”

3. Kurt Schultze-Rhonhof Stuermann, Director, is hereby authorized to sign the minutes and the public instrument that sets out the amendment of the by-laws on behalf and in the name of the corporation, so it may reflect the resolutions passed in Title Six of this document.

The General Shareholders’ Assembly was concluded with this act at 1:55 p.m., and this record was drafted, read to all participants who affixed their signatures in approval thereof.

Three signatures follow.

Thus read in detail the original record presented to me, to which I refer as required.

Signed: Julio Antonio Del Pozo Valdez, Lawyer, Notary Public of Lima.

ADDED:

ACCOUNTING RECEIPT.

BOART LONGYEAR S.A.

Receipt: 20

Sequential number: 00000413.

Six thousand five hundred and nine	[handwritten: 6509]

Series “A” No. 3639167

Supplementary: 99 miscellaneous log records.

Date: April 1, 1998.

Title: ACM capitalization of capital account No. 97.

Account	Exp. date	Exch. rate	Debit	Credit

50801	4-1-98	0.0000	388,789.00	0.00

50101	4-1-98	0.0000	0.00	388,798.00

Signed: Arles F. Nuñez A., Public Accountant, Licence No. 7801.

Signature of the legal representative.

ADDED:

SECTION 74 OF THE CODE OF CIVIL PROCEDURE. “General Powers”.

Legal representation grants the representative the general faculties and powers that correspond to the represented party, except those for which he law requires express powers. It is understood that the power to represent is granted for the entire proceeding, including the execution of the legal order and the collection of legal expenses and costs. The representative has to demonstrate his or her legal capacity in order to take part in the proceeding and to carry out all actions that form it, except for those that require the personal and direct intervention of the represented party.

ADDED:

SECTION 75 OF THE CODE OF CIVIL PROCEDURE. “Special Powers”.

Special powers must be granted to carry out all acts involving the disposition of substantive rights and to initiate claims, reach settlements, challenge claims and counterclaims, dismiss procedures and allegations, desist from claims heard during the proceeding, substitute or delegate the representation during the proceeding and for all other acts indicated by law.

Granting special powers is ruled by the principle of literal interpretation. The existence of special powers is not assumed if said powers are not explicitly granted.

CONCLUSION:

Once this instrument was formalized pursuant to Section 59 of the Notary Law, I informed the granting party of his or her right to read the document in full. Said party, aware of that right, read the instrument in my presence and agreed with its entire content.

I, the Notary, hereby certify that this instrument is recorded on the reverse of serial page No. 3639118 and ends on the reverse of serial page No. 3639167.

The document was signed in my presence on April 30, 1998.

[stamp] BOART LONGYEAR S.A.

[signed]

KURT SCHULTZE-RHONHOF STUERMANN

[initialled]	[signed]

NOTARY

I, JULIO ANTONIO DEL POZO VALDEZ, Lawyer, Notary Public of Lima, pursuant to Sections 82 and 83 of the Notary Law, hereby issue this FIRST CERTIFIED COPY of the public instrument issued on April 30, 1998 which has been recorded on the reverse of page 6492 and following, and is kept in the Public Instrument Register for 1998 - 1999 under my supervision. Said instrument has been signed by all appearing parties and has been authorized by me, the Notary. In witness whereof, I certify that this copy is identical to the original document and place my stamp, signature and seal of office as established by law, at Lima, on May 4, 1998.

[stamp of the Notary]	[signed]

J. ANTONIO DEL POZO VALDEZ

LB/gs - 1.f.agc.rv.hdp.cm.	Lawyer, Notary of Lima

REGISTRATION

Instrument number 72741 of May 4, 1998. The increase in capital and amendment to be consistent with the new General Corporations Law appears on record No. 1-B; the appointment of the Board of Directors and ratification of powers of BOART LONGYEAR S.A.C. appears on record No. 2-C of entry No. 335185 of the Corporate Registry of Lima. Fees paid S/. 1461.21.

Receipt Nos. 5542 5177. Lima, May 19, 1998. Ricardo Juan Cuadros Bustios, Public Registrar. REGISTRY OF LIMA AND CALLAO. One signature and one seal.

Lima, May 25, 1998.

[stamp of the Notary]	[signed]

J. ANTONIO DEL POZO VALDEZ

Lawyer, Notary of Lima